Exhibit 8.1

[Letterhead of Willkie Farr & Gallagher LLP]

July 5, 2007

TransDigm Inc.
on behalf of the Registrants
1301 East 9th Street, Suite 3710
Cleveland, Ohio 44114

Re:
Registration Statement on Form S-4
(File No. 333-            )

Ladies and Gentlemen:

        We are counsel to TransDigm Inc., a Delaware corporation (the "Company"), TransDigm Group Incorporated, Champion Aerospace L.L.C., Adams Rite Aerospace, Inc., MarathonNorco Aerospace Inc., Avionic Instruments L.L.C., Skurka Aerospace Inc., CDA InterCorp L.L.C., Aviation Technologies, Inc., Avtech Corporation, Transicoil L.L.C., Malaysian Aerospace Services, Inc. and AeroControlex Group, Inc. (collectively, the "Registrants") and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-[            ]) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $300,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 (the "Exchange Notes") offered in exchange for up to $300,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). In that connection, we have prepared the section entitled "Material United States Federal Income Tax Considerations" contained in the Registration Statement.

        Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and procedures of the Internal Revenue Service, all as in effect on the date of this letter, and all of which may change at any time, possibly retroactively.

        Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

        We consent to being named in the Registration Statement and related prospectus as counsel who are passing upon the legality of the Exchange Notes for the Company and to the reference to our name under the caption "Legal Matters" in such prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP